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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 6, 2013
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Settlement of Third-Party Claims Related to the San Bruno Accident

On September 6 and September 9, 2013, Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (“Utility”), agreed to settle the claims of substantially all of the remaining plaintiffs who sought compensation for personal injury and property damage, and other relief, including punitive damages, following the rupture of one of the Utility’s natural gas transmission pipelines in San Bruno, California on September 9, 2010. As previously disclosed, approximately 160 lawsuits on behalf of approximately 500 plaintiffs had been filed against the Utility.

At June 30, 2013, the Utility had recorded cumulative charges of $455 million for third-party claims for personal injury, property damage, and damage to infrastructure related to the San Bruno accident. Of this amount, the Utility had made cumulative payments of $388 million for settlements through June 30, 2013. Also, at June 30, 2013, the Utility estimated that it was reasonably possible it would incur as much as an additional $145 million for unresolved claims, for a total possible loss of $600 million. During the quarter ended September 30, 2013, the Utility expects to record a charge of approximately $110 million in addition to the cumulative charges of $455 million to reflect the settlements reached on September 6 and September 9, 2013 and the Utility’s estimated liability for remaining third-party claims for personal injury, property damage, and damage to infrastructure, including claims by government entities.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: September 9, 2013	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: September 9, 2013	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and Corporate Secretary